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                                                                       EXHIBIT 5



                       [Simpson Aycock, P.A. letterhead]



                                  June 12, 1997



WSMP, Inc.
P. O. Box 399
Claremont, North Carolina 28610

         Re:      Registration Statement on Form S-8
                  WSMP, Inc. 1987 Special Stock Option Plan

Gentlemen:

         We have represented WSMP, Inc. (the "Company") in connection with the Company's offering of participation in its WSMP, Inc. 1987 Special Stock Option Plan (the "Plan") and the offer for sale thereunder of 612,500 shares of its Common Stock (such shares hereinafter being referred to collectively as the "Shares"). We have assisted the Company in the preparation of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission on June 12, 1997, (the "Registration Statement"). This option is being rendered pursuant to the requirements of Item 8 of Form S-8 and Rule 601(a) and Rule 601(b)(5) of Regulation S-K under the Act.

         We have examined and are familiar with the records relating to the organization of the Company, including its certificate of incorporation, bylaws and all amendments thereto, and the records of all proceedings taken by the Board of Directors and shareholders of the Company pertinent to the rendering of this opinion.

         Based on the foregoing, and having regard for such legal considerations as we deem relevant it is our opinion that, when sold pursuant to the provisions of the Plan, the Shares will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                            Yours very truly,

                                            SIMPSON AYCOCK, P.A.



                                            James R. Simpson II